                                                                    Exhibit 4(s)

                                    DATA PAGE

                   FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY

ANNUITANT: [John Doe]                   CONTRACT NUMBER: [123456789]

CO-ANNUITANT: [Jane Doe]                CONTRACT ISSUE DATE: [October 31, 2007]

ANTICIPATED INCOME PAYOUT OPTION: [10 C & L]   LIFE INCOME RATES: [Type A]

ANTICIPATED PAYOUT DATE: [October 31, 2057]

OWNER(S): [John Doe, Jane Doe]

INITIAL PURCHASE PAYMENT: $2,000

     See application for allocation of initial purchase payment.

MINIMUM ADDITIONAL PURCHASE PAYMENT: [$100]

CHARGES AND FEES*:

     Variable Account Mortality and Expense Risk Charge: [1.65% per year]

     Variable Account Administrative Charge: [0.15% per year]

     Maximum Contract Fee: $30 per year

     Premium Expense Charge on the contract issue date: [0.00%]

     Surrender Charges: See the Surrender Charge Schedule Section of the Data
Page

     Maximum Transfer Fees: $10

* We reserve the right to reduce or waive any of these charges or fees. Any reduction or waiver will be administered in a non-discriminatory manner. We reserve the right to impose or collect any other fees imposed by a fund in connection with the redemption of its shares or otherwise imposed by applicable law.

                                                   ANNUAL PERCENTAGE CHARGE
                                                   ------------------------
OPTIONAL DEATH BENEFIT RIDERS:
   Maximum Anniversary Value Death Benefit Rider            [0.15%]
   3% Annual Guarantee Death Benefit Rider                  [0.20%]
   Earnings Enhanced Death Benefit Rider                    [0.30%]
   Spouse Beneficiary Death Benefit Rider                   [0.05%]

ADDITIONAL BENEFITS (AT NO CHARGE):
   Fixed Account Endorsement
   Additional Income Option Endorsement
   Change of Annuitant Endorsement
   Income Payment Increase Endorsement
   Waiver of Surrender Charge Endorsement
   Contract Value Increase Endorsement
   Spousal Continuation Endorsement

INITIAL ALLOCATION OF NET PURCHASE PAYMENTS TO INVESTMENT OPTIONS:

VARIABLE ACCOUNT: CUNA Mutual Life Variable Annuity Account

Subaccounts                   Fund       Percentage
-----------                   ----       ----------
Mid Cap Value             Ultra Series      0.00%
Large Cap Growth          Ultra Series      0.00%
Large Cap Value           Ultra Series     15.00%
Diversified Income        Ultra Series     25.00%
Bond                      Ultra Series     10.00%
Money Market              Ultra Series      0.00%
High Income               Ultra Series      0.00%
International Stock       Ultra Series      0.00%
Mid Cap Growth            Ultra Series      0.00%
Global Securities         Ultra Series      0.00%
Conservative Allocation   Ultra Series      0.00%
Moderate Allocation       Ultra Series      0.00%
Aggressive Allocation     Ultra Series      0.00%
Small Cap Growth          Ultra Series      0.00%
Small Cap Value           Ultra Series      0.00%

FIXED ACCOUNT:

                    Current Guaranteed
                       Interest Rate     Percentage
                    ------------------   ----------
Fixed Periods
1 Year*                    3.05%           25.00%
DCA Fixed Periods
1 Year*                    4.00%           15.00%
6 Month*                   4.50%           10.00%

* THE MARKET VALUE ADJUSTMENT DESCRIBED IN THIS CONTRACT DOES NOT APPLY TO THE FIXED PERIOD(S) OR TO THE DCA FIXED PERIOD(S) SHOWN.

FIXED ACCOUNT MINIMUM GUARANTEED INTEREST RATE: 3.00%.

SURRENDER CHARGE SCHEDULE: Each purchase payment made during the first four (4) contract years has an individual surrender charge schedule. The amount of the surrender charge is determined separately for each purchase payment. The surrender charge is expressed as a percentage of the purchase payment and is based on the contract year it was credited and the number of years since it was credited as shown below. BEGINNING ON YOUR FIFTH (5TH) CONTRACT ANNIVERSARY, THERE ARE NO SURRENDER CHARGES.

                                          SURRENDER CHARGE PERCENTAGE
                                  FOR EACH PURCHASE PAYMENT CREDITED DURING:
                             ----------------------------------------------------
   NUMBER OF YEARS SINCE     CONTRACT   CONTRACT   CONTRACT   CONTRACT   CONTRACT
PURCHASE PAYMENT CREDITED     YEAR 1     YEAR 2     YEAR 3     YEAR 4     YEAR 5+
--------------------------   --------   --------   --------   --------   --------
       Less than 1              8%         8%         8%         8%         0%
At least 1 but less than 2      7%         7%         7%         0%         0%
At least 2 but less than 3      6%         6%         0%         0%         0%
At least 3 but less than 4      5%         0%         0%         0%         0%
        4 or more               0%         0%         0%         0%         0%

These percentages apply to partial withdrawals and full surrender of new purchase payments in excess of the free withdrawal amount. The term "new purchase payment" means a purchase payment that is subject to the surrender charge schedule shown above as of the date of partial withdrawal or surrender. The term "old purchase payment" means any purchase payment other than a new purchase payment.

FREE WITHDRAWAL AMOUNT: The following amounts may be withdrawn without incurring a surrender charge:

     a.) earnings not previously withdrawn;

     b.) old purchase payments not previously withdrawn; and

     c.) your annual free withdrawal amount described below.

Your annual free withdrawal amount is equal to 10% of new purchase payments at the time of withdrawal, less free withdrawal amounts previously withdrawn in the current contract year. Free withdrawal amounts not withdrawn in a contract year are not carried over to increase the free withdrawal amount in a subsequent contract year.

The term "earnings" means your contract value less purchase payments not previously withdrawn.